Exhibit 99.1

FOR IMMEDIATE RELEASE

SRS Labs Reports Second Quarter 2011 Results

Santa Ana, Calif., August 4, 2011 - SRS Labs, Inc. (NASDAQ: SRSL), officially recognized as one of America’s Greatest Brands and the industry leader in surround sound, audio and voice technologies reported financial results for the second quarter ended June 30, 2011.

Revenues in the second quarter 2011 increased 6% to $7.6 million from $7.2 million in the same period a year ago. The increase was attributable to higher licensing revenues in the personal telecommunications market, offset by decreased revenues in the automotive and home entertainment markets. The revenue growth was also attributable to increased product sales during the quarter.

Operating expenses in the second quarter 2011 increased 23% to $8.0 million from $6.5 million in the same year-ago period. The increase is partially due to the company’s investments in resources in anticipation of growth in emerging market segments. These investments have contributed to our efforts to explore new business opportunities. The company believes it is appropriately staffed to meet its current objectives, while remaining positioned for strategic expansion in order to address new opportunities as they arise.

Net loss in the second quarter 2011 was $538,000 or $(0.04) per diluted share compared to a net income of $631,000 or $0.04 per diluted share in the second quarter of 2010.

Quarter-end cash and cash equivalents, and short-term and long-term investments remained consistent at $42.3 million as of June 30, 2011 and March 31, 2011.

Management Commentary

“While up year-over-year, our second quarter results were affected by the many difficulties our OEM partners faced in the prior quarter,” said Thomas C.K. Yuen, SRS Lab’s chairman and CEO. “After beginning the year with a larger than expected channel inventory, our TV customers reduced production and delayed new product model launches.  In the PC segment, Intel’s recall and delayed shipment of its Sandy Bridge chipset adversely affected manufacturing and sales of new notebook models and, despite analyst expectations, the notebook market also experienced slower than expected sales partially due to the launch of multiple media tablets. Similarly, our automotive segment was impacted by the disastrous earthquake and subsequent tsunami which halted auto production in Japan. On a more positive note, our mobile segment revenue grew respectably in Q2, more than offsetting the weaker revenue contributions from the TV, PC and auto segments.”

“Our second half expectations remain high as we anticipate further progress in the mobile segment  benefited in part by our partnership with Qualcomm and burgeoning media tablets. In addition, with the dissipation of the industry’s overstocked flat panel inventory and our recent design wins with new and existing TV OEMs, we expect positive changes in revenues generated from our TV segment. Lastly, with the PC segment regaining impetus, we expect to continue penetrating deeper within our current accounts and gain new design wins.”

“Our revenue expectations for the balance of the year remain principally unchanged. Given our new design wins, business opportunities in progress and contracts signed, we continue to target 25% revenue growth in 2011 and plan on delivering profit margins that commensurate with our business model, although we are wary of the state of the global economy and remain watchful of its lingering weakness.”

“We announced in February 2011 a stock repurchase program whereby the company may acquire up to one million shares of its outstanding stock through December 2011.  We intend to continue to repurchase the company’s stock as we believe it communicates our confidence in the strength of our business, growth opportunities, and our long-term strategy, as well as demonstrates our commitment to building shareholder value.”

Conference Call

SRS Labs will hold a conference call later today (August 4, 2011) to discuss these second quarter 2011 financial results. Chairman and CEO Thomas C.K. Yuen will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management’s presentation.

Dial-In Number: 1-877-353-2262
Conference ID#: 80547441

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and instruct you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860. Investors may also listen to the conference call live online via a link available on the SRS Labs investor relations home page at www.srslabs.com. The website will host a replay of the call available after 8:00 p.m. Eastern time. Investors may also listen to the replay by dialing 800-642-1687 and entering conference ID#: 80547441, available until August 18, 2011.

About SRS Labs, Inc.

Founded in 1993, SRS Labs is the industry leader in audio signal processing for consumer electronics across the four screens: TV; PC; Mobile Phones; and Automotive Entertainment Systems. Beginning with the audio technologies originally developed at Hughes Aircraft, SRS Labs holds over 150 worldwide patents and is recognized by the industry as the foremost authority in research and application of audio post processing technologies based on the human auditory principles. Through partnerships with leading global CE companies, semiconductor manufacturers, software developers, and content aggregators, SRS is recognized as the de facto standard in audio enhancement, surround sound, volume leveling, audio streaming, and voice processing technologies. SRS solutions have been included in over two billion electronic products sold worldwide including flat panel HDTVs, AV products, STBs, PCs, mobile phones, and automotive entertainment and telematics systems. For more information, visit www.srslabs.com.

Safe Harbor Statement

This press release includes forward-looking statements that are based on our current expectations, estimates and projections about SRS Labs, Inc., management’s beliefs and certain assumptions made by us, and events beyond our control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the market demand for our solutions, our future growth opportunities, competitive position, expansion and investment plans, as well as our future operating results and profitability. Forward-looking statements can often be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “likely,” “potential,” “continue,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results or the commitments made by us herein, and they are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to, the loss of any significant customer; the acceptance of new SRS Labs products and technologies; our ability to increase our brand awareness and enter into new or expanded license arrangements; the impact of competitive products and pricing; general economic and business conditions that may adversely impact sales of consumer products incorporating our technologies or that otherwise may impact our operating results and future performance; the timely development and release of technologies by the Company; and such other factors described in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date they are made. We do not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

Investor Relations Contact:

Matt Glover
Investor Relations
Liolios Group, Inc.
Tel 949-574-3860
info@liolios.com

SRS LABS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$9,847,492	$10,697,827
Accounts receivable, net	1,352,963	1,191,847
Prepaid expenses and other current assets	1,546,511	1,069,900
Short-term investments	25,937,000	19,033,000
Total Current Assets	38,683,966	31,992,574

Long-term investments	6,524,000	13,323,000
Property and equipment, net	1,294,686	672,220
Intangible assets, net	2,600,358	2,761,432
Deferred income taxes, net	10,170,288	8,597,619
Total Assets	$59,273,298	$57,346,845

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$976,785	$516,470
Accrued liabilities	1,675,940	1,434,970
Deferred revenue	634,549	601,825
Total Current Liabilities	3,287,274	2,553,265

Commitments and contingencies

Stockholders’ Equity
Preferred stock—$0.001 par value; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.001 par value; 56,000,000 shares authorized; 14,914,998 issued and 14,885,667 outstanding at June 30, 2011 and 14,807,070 shares issued and outstanding at December 31, 2010	14,916	14,808
Additional paid-in capital	70,218,809	68,520,878
Treasury stock at cost, 29,331 and 0 shares at June 30, 2011 and December 31, 2010, respectively	(259,805)	—
Accumulated deficit	(13,987,896)	(13,742,106)
Total Stockholders’ Equity	55,986,024	54,793,580
Total Liabilities and Stockholders’ Equity	$59,273,298	$57,346,845

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues	$7,602,066	$7,161,030	$15,783,259	$15,546,422
Cost of sales	191,923	99,870	339,054	164,355

Gross profit	7,410,143	7,061,160	15,444,205	15,382,067

Operating expenses (i):
Sales and marketing	3,986,544	3,221,144	7,788,261	6,641,687
Research and development	2,168,692	1,826,118	4,482,366	3,716,112
General and administrative	1,843,754	1,431,833	3,511,941	2,997,131
Total operating expenses	7,998,990	6,479,095	15,782,568	13,354,930

Operating (loss) income	(588,847)	582,065	(338,363)	2,027,137
Other income, net	50,690	71,863	95,357	101,502
(Loss) income before income taxes	(538,157)	653,928	(243,006)	2,128,639
Income taxes	—	23,095	2,784	31,463
Net (loss) income	(538,157)	$630,832	(245,790)	$2,097,176

Net (loss) income per common share:
Basic	$(0.04)	$0.04	$(0.02)	$0.14
Diluted	$(0.04)	$0.04	$(0.02)	$0.14

Weighted average shares used in the per share calculations:
Basic	14,879,292	14,637,238	14,872,801	14,604,933
Diluted	14,879,292	15,642,573	14,872,801	15,479,199

(i)  Includes share-based compensation expense as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Sales and marketing	231,248	168,594	450,997	345,789
Research and development	143,974	135,238	292,780	284,746
General and administrative	234,175	241,927	493,839	496,386
Total share-based compensation expense	609,397	545,759	1,237,616	1,126,921